February 12, 2007

Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the change in auditor to be filed by our former client, MPLC, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Carlin, Charron & Rosen, LLP